Press Release

For additional information contact:

Steve Goggiano	CoSine Communications
President & CEO	1200 Bridge Parkway
(650) 637-4777	Redwood City, CA 94065
Web Site: www.cosinecom.com

Terry Gibson	Phone: 650.637.4777
Executive Vice President	Fax: 650.628.4200
and CFO	E-mail:
650.637.4777	investorrelations@cosinecom.com

CoSine Communications Announces Second Quarter Fiscal

Year 2004 Financial Results

Company Retains Broadview International to Explore Strategic Options

REDWOOD CITY, Calif., July, 29 2004 — CoSine Communications, Inc. (Nasdaq: COSN — News), a provider of managed, network-based IP and Broadband Services Delivery Platforms, today announced revenue for the quarter ended June 30, 2004 of $2.6 million and a net loss of $ 9.7 million, or $0.96 per share, as compared to revenue of $4.5 million and a net loss of $7.4 million or $0.74 per share for the quarter ended March 31, 2004 and revenue of $6.0 million and a net loss of $7.7 million or $0.79 per share in the quarter ended June 30, 2003. The company ended the quarter with $ 44.5 million in cash and short-term investments and no long-term debt.

The company also indicated that it is exploring various strategic alternatives and that it has retained Broadview International as its financial advisor.

There can be no assurance that any transaction or other corporate action will result from the company’s exploration of strategic alternatives. Further, there can be no assurance concerning the type, form, structure, nature, results, timing or terms and conditions of any such potential action, even if such an action does result from this exploration. CoSine does not intend to make any additional comments regarding such exploration unless and until developments warrant further disclosure.

WEBCAST

There will be a live webcast of the CoSine Q2 2004 Earnings Conference Call (today, July 29, 2004, at 2 p.m. PT / 5 p.m. ET) at www.cosinecom.com. An archived webcast will also be available several hours after the live call. A replay of the conference call will be available until August 13, 2004. It can be accessed from the company’s website or by calling (888) 286-8010 and entering passcode 241228888.

ABOUT COSINE COMMUNICATIONS

CoSine Communications is a global telecommunications equipment supplier founded in 1998 to empower service providers to deliver a compelling portfolio of managed, network-based IP and Broadband services to consumers and business customers. From the edge of the network, several of the world’s largest carriers use the CoSine platform to deliver customized and profitable network-based services to consumers and enterprises. For more information about CoSine Communications, visit the company’s Web site at: www.cosinecom.com.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which include, among others, statements concerning CoSine’s financial performance, business restructuring and anticipated headcount reductions, exploration of strategic alternatives, and business outlook, expected performance and developments. The company uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, CoSine’s ability to identify and effectuate desirable strategic alternatives, the time and costs required to explore and investigate possible transactions and other corporate actions, management and board interest in and distraction due to exploring and investigating strategic alternatives, the reactions, either positive or negative, of investors, competitors, customers, employees and others to CoSine exploring possible strategic alternatives and opportunities and to any specific strategic alternative or opportunity selected by CoSine, the continued downturn in the telecommunications industry and slow development of the market for network-based IP services, failure to achieve revenue growth and profitability, product development, commercialization and technology difficulties, manufacturing costs, the impact of competitive products, pricing, changing customer requirements, timely availability and acceptance of new products, and changes in economic conditions in the various markets CoSine serves, all as may be discussed in more detail on pages 29 through 35 of our Annual Report on Form 10-K for the fiscal year ending December 31, 2003 and on pages 19 through 24 of our Quarterly Report on Form 10-Q for the quarter ending March 31, 2004. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

CoSine Communications, Inc.
CONSOLIDATED STATEMENT OF OPERATIONS
(In conformity with generally accepted accounting principles)
(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$2,568	$6,014	$7,023	$8,220
Cost of sales	1,435	2,822	2,932	3,537

Gross profit	1,133	3,192	4,091	4,683
Operating expenses:
Research and development	4,352	5,178	9,607	10,435
Sales and marketing	3,155	3,772	6,538	7,119
General and administrative	1,197	2,089	2,905	3,826
Restructuring and impairment charges	2,308	67	2,343	337

Total operating expenses	11,012	11,106	21,393	21,717

Loss from operations	(9,879)	(7,914)	(17,302)	(17,034)
Interest income and expense and other, net	141	227	222	525

Loss before income tax provision	(9,738)	(7,687)	(17,080)	(16,509)
Income tax provision	(32)	29	11	71

Net loss	$(9,706)	$(7,716)	$(17,091)	$(16,580)

Basic and diluted net loss per share	$(0.96)	$(0.79)	$(1.70)	$(1.70)
Shares used in computing basic and diluted net loss per share	10,062	9,748	10,035	9,733

CoSine Communications, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In conformity with generally accepted accounting principles)
(in thousands)

	June 30, 2004	December 31,
	(unaudited)	2003[1]
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$44,457	$57,752
Accounts receivable, trade	830	4,962
Accounts receivable, other	586	494
Inventory	3,325	4,003
Prepaid expenses and other current assets	2,319	2,668

Total current assets	51,517	69,879
Property and equipment, net	427	2,900
Long-term deposits	592	647

	$52,536	$73,426

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,732	$6,502
Deferred revenue	1,370	3,543
Current portion of long-term debt	—	129

Total current liabilities	7,102	10,174
Accrued rent	2,065	2,078
Stockholders’ equity	43,369	61,174

	$52,536	$73,426

[1]	Amounts are derived from the December 31, 2003 audited financial statements.